United States
Securities And Exchange Commission

Washington, D.C. 20549

_________________

FORM 8—K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

_________________

Date of report (date of earliest event reported):  December 4, 2006

UNIVERSAL GUARDIAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24755 (Commission File Number)	33-0379106 (I.R.S. Employer Identification No.)

4695 MacArthur Court
Suite 300
Newport Beach, California 92660
(949) 861-8295
 (Address of principal executive offices) (Zip Code)
(Registrant's telephone number, including area code:)

N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Universal Guardian Holdings, Inc. (“we”, “our company” or “Universal Holdings”) files this report on Form 8-K to report the following transactions or events:

Section 1 — Registrant’s Business and Operations

Item 1.01.

Entry into a Material Definitive Agreement

See Item 2.03.

Section 2 — Financial Information

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 4 and 8, 2006, we sold a total of $5,000,000 of convertible debentures to a total of 43 accredited investors in a $2 million-$5 million minimum-maximum private placement facilitated through the Maxim Group, LLC (“Maxim”).  Universal Holdings will use the proceeds of the debentures for inventory acquisition, mobilization fees and working capital and other general purposes.  Interest on outstanding principal of the debentures accrues at the rate of 6% per annum (increased to 12% for so long as the company is in default under the terms of the debenture), and payable quarterly commencing March 31, 2007.  Outstanding principal on the debentures is payable 24 months from the closing date, subject to acceleration in the event of certain defaults or breaches of continuing covenants.  Universal Holdings reserves the right to redeem or pay the unpaid principal of the debentures at an earlier date in the event the market price of our common shares exceeds $1.30 for 15 consecutive days, so long as the debenture holders are given a prior right to convert unpaid principal into common shares, and the conversion shares have been registered with the SEC.

The holders of the debentures may convert unpaid principal on the debentures into common shares at the rate of $0.65 per share, equal to 80% of the VWAP for our common shares for the ten trading day period prior to the first closing.  Universal Holdings may also elect to pay interest in common shares in lieu of cash at a conversion rate equal to 80% of the VWAP for our common shares for the ten trading day period preceding the interest payment date.

As additional consideration for the purchase of the debenture, Universal Holdings also granted to the debenture holder stock purchase warrants entitling them to purchase a total of 3,846,159 common shares at the price of $0.81 per share, or 125% of the conversion price for the debenture.  These warrants contain cashless exercise provisions in the event the underlying shares are not registered with the SEC, and lapse if unexercised five years from the closing date.

The debenture and warrants are entitled to standard anti-dilution protection for stock splits, stock combinations, stock dividends and reorganizations.  In the case of certain non-exempt issuances of securities below the conversion and exercise prices for the debenture and warrants, the holders of those securities will also entitled to full-ratchet anti-dilution protection for a period of one year, and standard weighted-average anti-dilution protection thereafter.

Universal Holdings agreed to register with the SEC the common shares issuable upon conversion of principal and interest under the debenture or the exercise of the warrants.  In the event Universal Holdings fails to file a registration statement with the SEC within thirty days of the final closing date, or in the event such registration statement is filed but is not declared effective by the SEC within 90 days of the final closing date (or 120 days if subject to SEC or NASD review), then we will generally be obligated (with certain exceptions) to pay to each debenture holder damages in cash equal to 1% of his or her purchase price for each thirty-day period of such failure, or partial period thereof, subject to a 4% cap.

As compensation for acting as placement agent for the offering, we agreed to pay Maxim a cash placement fee equal to 8% of the gross proceeds from the offering.  We further agreed to grant Maxim a five-year stock purchase warrant, exercisable at $0.65 per share, entitling it to purchase a number of common shares equal to 10% of the common shares initially issuable upon conversion of the debentures.  We also agreed to pay Maxim a non-accountable expense allowance equal to 3% of the gross proceeds from the offering, and to reimburse Maxim for its expenses and legal fees incurred in connection with this offering, but not to exceed $15,000.

Section 3 — Securities and Trading Markets

Item 3.02.

Unregistered Sales of Equity Securities

See Item 2.03.  The offer and sale of the debentures and common share purchase warrants described in Item 2.03 is exempt from the registration requirements of the Securities Act under SEC Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act insofar as:  (1) the investor was accredited within the meaning of Rule 501(a); (2) pursuant to Rule 506(b)(2)(i), there were no more than 35 non-accredited investors in the offering; (3) no offers or sales under the offering was effected through any general solicitation or general advertising within the meaning of Rule 502(c); and (4) the transfer of the securities in the offering were restricted by the company in accordance with Rule 502(d).  The only underwriting discounts or commissions payable with respect to the offering or sale of the securities are those described above in Item 2.03 with respect to Maxim.

Section 9 — Financial Statements and Exhibits

Item 9.01.

Financial Statements and Exhibits

(c)

Exhibits

99.1

Form of subscription agreement.

99.2

Form of 6% convertible debenture.

99.3

Form of warrant to purchase common stock.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Newport Beach, California, this 8th day of December, 2006.

UNIVERSAL GUARDIAN HOLDINGS, INC., a Delaware corporation
By:	/s/ Michael J. Skellern
Michael J. Skellern President and Chief Executive Officer (principal executive officer)